Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

ENBRIDGE INC.

- and -

J. RICHARD BIRD

Dated as of

April 14, 2003

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2
1.1	Definitions	2
1.2	Headings	5
1.3	Governing Law and Attornment	5
1.4	Singular; Gender	5

ARTICLE 2 EMPLOYMENT		5
2.1	Position, Duties and Responsibilities of Executive	5
2.2	Term of Agreement	5
2.3	Services During Certain Events	6
2.4	Termination of Agreement upon Disability of Executive	6
2.5	Termination of Agreement by the Corporation for Cause	6
2.6	Termination of Employment by the Corporation or the Executive	6
2.7	Other Termination by Executive	9
2.8	Supplemental Benefit Pension Plan	9
2.9	Continuing Provisions	10

ARTICLE 3 NON-COMPETITION AND CONFIDENTIALITY		10
3.1	Non-Competition	10
3.2	Confidentiality	11

ARTICLE 4 GENERAL		11
4.1	Notices	11
4.2	Time	12
4.3	Legal Fees and Expenses	12
4.4	Integration	12
4.5	Waivers	12
4.6	Further Assurances	12
4.7	Severability	13
4.8	Enurement	13

- i -

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 14th day of April, 2003.

BETWEEN:

ENBRIDGE INC., a body corporate under the Canada
Business Corporations Act, with offices in the City of
Calgary in the Province of Alberta (hereinafter called the
“Corporation”)

OF THE FIRST PART

- and -

J. RICHARD BIRD, of the City of Calgary, in the
Province of Alberta (hereinafter called the “Executive”)

OF THE SECOND PART

WHEREAS:

(a)           The Executive is an executive of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation’s business and the industry in which it is engaged;

(b)           The Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that this can best be accomplished if the personal uncertainty facing the Executive in the event of a material change in the ownership or the Executive’s role within the organization of the Corporation is alleviated;

(c)           The Board of Directors further believes that the service of the Executive to the Corporation requires that the Executive receive fair treatment, particularly in the event of a termination of employment or loss of office following a material change in the ownership or the Executive’s role within the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and in consideration of the Executive remaining in office and in the employment of the Corporation at the present time and throughout the period of a material change of ownership or organization of the Corporation, it is hereby agreed as follows:

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EXECUTIVE EMPLOYMENT AGREEMENT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

(a)           “affiliate” has the meaning ascribed to that term in the Canada Business Corporations Act;

(b)           “Annual Compensation” means the sum of the Annual Salary and the Annual Incentive Bonus;

(c)           “Annual Salary” means the annual salary of the Executive established by the HRCC payable by the Corporation or its subsidiaries or affiliates, calculated as at the end of the month immediately preceding the month in which the termination of employment occurs and if an annual salary level has not been established, it shall be calculated by multiplying the monthly salary of the Executive in effect for the month preceding the month in which a termination of employment occurs pursuant to Article 2, by twelve.

(d)           “Annual Incentive Bonus” means the annual incentive bonus of the Executive for the applicable year and if no such bonus has then been established for a particular year, the annual incentive bonus most recently earned by or paid to the Executive by the Corporation or its subsidiaries or affiliates;

(e)           “associate” has the meaning ascribed to that term in the Canada Business Corporations Act;

(f)            “change of control” means:

(i)            the sale to a person or acquisition by a person not affiliated with the Corporation or its subsidiaries of net assets of the Corporation or its subsidiaries having a value greater than 50% of the fair market value of the net assets of the Corporation and its subsidiaries determined on a consolidated basis prior to such sale whether such sale or acquisition occurs by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise;

(ii)           any change in the holding, direct or indirect, of shares of the Corporation by a person not affiliated with the Corporation as a result of which such person, or a group of persons, or persons acting in concert, or persons associated or affiliated with any such person or group within the meaning of the Securities Act (Alberta),

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EXECUTIVE EMPLOYMENT AGREEMENT

are in a position to exercise effective control of the Corporation whether such change in the holding of such shares occurs by way of takeover bid, reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise; and for the purposes of this Agreement, a person or group of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% or more of the votes attaching to all shares of the Corporation which, directly or following conversion of the convertible securities forming part of the holdings of the person or group of persons noted above, may be cast to elect directors of the Corporation shall be deemed, other than a person holding such shares or other securities in the ordinary course of business as an investment manager who is not using such holding to exercise effective control, to be in a position to exercise effective control of the Corporation;

(iii)          any reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction involving the Corporation where shareholders of the Corporation immediately prior to such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction hold less than 60% of the shares of the Corporation or of the continuing corporation following completion of such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, transfer, sale or other transaction;

(iv)          the Corporation ceases to be a distributing corporation as that term is defined in the Canada Business Corporations Act;

(v)           any event or transaction which the Board of Directors, in its discretion, deems to be a Change of Control; or

(vi)          Incumbent Directors ceasing to be a majority of the Board of Directors.

(g)           “Confidential Information” means the information, processes, know-how, data, trade secrets, techniques, knowledge and other confidential information not generally known to the public relating to or connected with the business or corporate affairs and operations of the Corporation and its affiliates;

(h)           “constructive dismissal” means, unless consented to by the Executive, any action that constitutes constructive dismissal of the Executive, including without limiting the generality of the foregoing:

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EXECUTIVE EMPLOYMENT AGREEMENT

(i)            where the Executive ceases to be an officer of the Corporation, unless the Executive is appointed as an officer of a successor to a material portion of the assets of the Corporation;

(ii)           a material decrease in the title, position, responsibilities, powers or reporting relationships of the Executive;

(iii)          a reduction in the Annual Salary (excluding the Annual Incentive Bonus) of the Executive; or

(iv)          any material reduction in the value of the Executive’s employee benefits, plans and programs (other than the Annual Incentive Bonus);

(i)            “defined benefit pension plan” means the Corporation’s registered pension plan, entitled “Retirement Plan for the Employees of Enbridge Inc. and Affiliates”, dated July 1, 2001, as amended or replaced from time to time;

(j)            “Human Resources and Compensation Committee” or “HRCC” means the Committee of the Board of Directors of the Corporation from time to time appointed to fix the remuneration of executives of the Corporation or, if such Committee has not been appointed, means the Board of Directors of the Corporation;

(k)           “Incentive Stock Option Plan” or “ISOP” means the Incentive Stock Option Plan (2002) of the Corporation, as amended or replaced from time to time;

(l)            “Incumbent Director” means any member of the Board of Directors who was a member of the Board of Directors immediately prior to the occurrence of the transaction, elections or appointments giving rise to a Change of Control and any successor to an Incumbent Director who was recommended for election at a meeting of the shareholders of the Corporation, or elected or appointed to succeed any Incumbent Director, by the affirmative vote of the directors, which affirmative vote includes a majority of the Incumbent Directors then on the Board of Directors;

(m)          “person” shall have the meaning ascribed to that term in the Canada Business Corporations Act;

(n)           “subsidiary” has the meaning ascribed to that term in the Canada Business Corporations Act; and

(o)           “supplemental benefit pension plan” means the non-registered supplemental pension plan, entitled “The Enbridge Supplemental Pension Plan” dated January 1, 2000, as amended or replaced from time to time.

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EXECUTIVE EMPLOYMENT AGREEMENT

1.2                           Headings

The headings of the articles, sections, clauses and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

1.3                           Governing Law and Attornment

This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta with respect to any matters arising out of this Agreement.

1.4                           Singular; Gender

All words importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neuter genders.

ARTICLE 2

EMPLOYMENT

2.1                           Position, Duties and Responsibilities of Executive

The Executive shall have such responsibilities and powers as the Board of Directors or the bylaws of the Corporation or Executive’s superiors may from time to time prescribe and are currently contemplated by his position as Group Vice President, Transportation North or similarly equivalent duties and responsibilities. Except as may be authorized by the Board of Directors of the corporation, or by the Executive’s superiors from time to time, the Executive shall devote the whole of his time to the Executive’s duties hereunder and shall use his best efforts to promote the interests of the Corporation and its affiliates and subsidiaries.

2.2                           Term of Agreement

The term of this Agreement shall commence on the date hereof, and subject to Section 2.9 shall continue in effect to and including the earliest of:

(a)           the date of voluntary retirement of the Executive in accordance with the retirement policies established for senior employees of the Corporation;

(b)           the voluntary resignation of the Executive other than pursuant to Section 2.6(a)(ii) or 2.6(a)(iii);

(c)           the death of the Executive; or

(d)           termination of the employment of the Executive by the Corporation.

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EXECUTIVE EMPLOYMENT AGREEMENT

2.3                           Services During Certain Events

In the event that a person makes a tender, exchange offer or takeover bid, or circulates a proxy to shareholders of the Corporation or takes other steps seeking to effect a change of control of the Corporation, the Executive agrees that he will not terminate his employment with the Corporation or cease to be an officer of the Corporation or its affiliates or subsidiaries until that person has abandoned or terminated his or its efforts to effect a change of control or merger or until after such a change of control or merger has been effected.

2.4                           Termination of Agreement upon Disability of Executive

If at the end of any month the Executive is and has been for a period of more than 12 months unable to perform the essential duties specified pursuant to this Agreement in the normal and regular manner due to mental or physical disability, this Agreement may be terminated by the Corporation on 30 days’ prior written notice.  Notwithstanding anything contained in this Section 2.4, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation or its affiliates applicable to the Executive at the date of and during the term of this Agreement.

2.5                           Termination of Agreement by the Corporation for Cause

The Corporation may terminate this Agreement at any time without notice in the event the Executive shall be convicted of a criminal act of dishonesty resulting or intending to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Corporation, or for just cause as defined in common law and pursuant to written notice setting forth particulars of such cause.

2.6                           Termination of Employment by the Corporation or the Executive

(a)           Except where such termination is pursuant to Sections 2.2(a), (b) or (c), 2.5 or 2.7 the provisions of this Section 2.6 shall apply:

(i)            where the Corporation terminates the employment of the Executive for any reason;

(ii)           where the Executive terminates his employment with the Corporation within a period of 90 days following constructive dismissal of the Executive.  For this purpose the Executive may within a period of 90 days following the constructive dismissal of the Executive terminate his employment with the Corporation upon 30 days’ prior written notice to the Corporation.  For greater clarity, the said 30 day notice may be given at any time up to the 60th day of the said 90-day period;

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EXECUTIVE EMPLOYMENT AGREEMENT

(iii)          where the Executive terminates his employment with the Corporation following one (1) year from the occurrence of a change of control.  For this purpose, the Executive may, within a period of 90 days following from one (1) year of the occurrence of a change of control, terminate his employment with the Corporation, upon 30 days’ prior written notice to the Corporation.  For greater clarity, the said 30 day notice may be given at any time up to the 60th day of the said 90-day period; or

(iv)          where the Corporation terminates this Agreement pursuant to Section 2.4.

(b)           In the event of termination of employment as provided in Section 2.6(a), the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, a retiring allowance (the “Retiring Allowance”) computed as hereinafter provided, which shall include all statutory entitlement under employment standards legislation and all common law entitlement to reasonable notice.  The Retiring Allowance shall be that amount which is equal to two times the sum of:

(i)            the Annual Salary; and

(ii)           the average of the last two payments of the Annual Incentive Bonus paid to the Executive immediately preceding the date of such termination of employment.

(c)           In addition to the Retiring Allowance calculated in accordance with Section 2.6(b):

(i)            the Corporation shall pay to the Executive the cash value of two times the last annual flex credit allowance provided to the Executive immediately preceding the date of such termination of employment under the Corporation’s flexible benefit program unless the Executive continues to be covered through the Corporation’s annuitant benefit program or the benefits program of another employer;

(ii)           the Corporation shall pay to the Executive the Annual Incentive Bonus for the calendar year in which the termination of employment occurs, pro rated based upon the number of days of employment of the Executive in the calendar year to the number of days in the year and the Executive shall receive all accrued and unpaid annual vacation pay to the date of termination;

(iii)          the Corporation shall pay to the Executive the cash value of two times the last annual flexible perquisite allowance provided to the Executive immediately preceding the date of such termination of

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EXECUTIVE EMPLOYMENT AGREEMENT

employment under the Corporation’s executive flexible perquisites program less any amounts paid to the Executive but unearned by virtue of such termination of employment;

(iv)          the Corporation will pay for financial counselling and/or career counselling assistance for the Executive to a maximum of $10,000.

(d)           The Executive will have two years of additional service added to the service already accrued at date of termination, under the Corporation’s defined benefit pension plan and supplemental benefit pension plan, as more precisely described in Section 2.8.

(e)           If, at the time of termination of employment as provided in Section 2.6(a), the Executive holds exercisable but unexercised options for the purchase of shares of the Corporation under any of the Corporation’s or its affiliates’ stock option plans, the Executive shall be entitled to exercise all options so held in accordance with the terms of such plans and pursuant to law.  If the Executive holds options for the purchase of shares under any of the Corporation’s or its affiliates’ stock option plans which are not exercisable at the date of termination of employment in circumstances where this Section 2.6 applies, the Corporation will pay to the Executive a cash amount representing the excess, if any, of the fair market value of the shares on the date of termination of employment over the exercise price for such options.  Payment of such amount shall result in cancellation of the related stock options and any stock appreciation rights associated with the stock options.  The fair market value on the date of termination of employment shall mean the last board lot sale price on The Toronto Stock Exchange on the last trading day prior to the date of termination of employment.

(f)            The Corporation and the Executive agree that the provisions of Section 2.6 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Section 2.6 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment with the Corporation in the circumstances set out in Section 2.6 and shall not be construed as a penalty.

(g)           The amounts payable by the Corporation to the Executive pursuant to Section 2.6 shall not be reduced by any amounts earned by the Executive after the termination of the employment of the Executive.

(h)           All amounts paid by the Corporation to the Executive pursuant to Section 2.6 shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Corporation arising from the termination of employment of the Executive whether at common law or under statute or otherwise.

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(i)            Subject to the provisions of Sections 2.6(c) and 2.6(e), the Corporation shall, at the option of the Executive, pay the amounts provided under this Section 2.6 to the Executive on the date that the employment of the Executive is terminated, or as soon thereafter as reasonably practical, less all applicable statutory deductions; or arrange a schedule of instalment payments of such amounts as determined by the Executive.  Upon payment to the Executive of the amounts provided for under this Section 2.6 or mutual agreement of payment terms, the Executive and the Corporation shall execute and deliver to the other the releases in the forms of Schedules A and B, respectively.

2.7                           Other Termination by Executive

Notwithstanding anything to the contrary herein, in addition to the right of the Executive to terminate his employment under the circumstances described in Section 2.6, the Executive shall be entitled to terminate this Agreement and his employment with the Corporation at his pleasure upon 30 days’ prior written notice to such effect.  In such event, the Executive shall not be entitled to any further compensation from the date of termination of employment.  The Corporation acknowledges and agrees that the Corporation shall have no remedy against the Executive, in law or otherwise, upon the termination of this Agreement and the Executive’s employment with the Corporation in accordance with this Section 2.7.

2.8                           Supplemental Benefit Pension Plan

(a)           The Corporation undertakes and agrees with the Executive (herein, the “supplementary undertakings”) to pay or cause to be paid the amounts provided for in the supplemental benefit pension plan as modified by this Section 2.8.  In particular, the Executive (or the Executive’s spouse or beneficiary as defined in the supplemental benefit pension plan) is entitled to receive:

(i)            benefits determined in accordance with the supplemental benefit pension plan, being certain amounts that would be payable from the defined benefit pension plan but for limitations imposed by the Income Tax Act, all as specified in the supplemental benefit pension plan;

(ii)           if the Executive’s employment ceases for any reason after the Executive attains age 55, upon or after the occurrence of a change in control or if Section 2.6 applies, benefits determined in accordance with the supplemental benefit pension plan pursuant to (i) as if:

A.            the rate of annual accrual in the lifetime retirement income formula in the defined benefit pension plan for credited service prior to January 1, 2000, were 2.0%; and

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

B.            the rate of annual accrual in the lifetime retirement income formula in the defined benefit pension plan for credited service from and after January 1, 2000 but not later than the date on which the Executive attains age 60 were 3.26%.

(iii)          if Section 2.6(d) applies, benefits determined in accordance with the supplemental benefit pension plan pursuant to (i) as if:

A.            two additional years of credited service were applied in the lifetime retirement income formula in the defined benefit pension plan, and two additional years of continuous service were granted for other purposes of the defined benefit pension plan; and

B.            for each of the two additional years of credited service earnings are deemed to be received equal to Annual Compensation for the purposes of determining final or best average earnings.

(b)           The Executive acknowledges and accepts that prior to January 1, 2001 the Corporation had not funded the supplementary undertaking.  The Executive further acknowledges and accepts, and the Corporation undertakes to the Executive, that effective January 1, 2001 the supplementary undertaking will be funded by the Corporation over a period of seven years in a separately maintained retirement compensation arrangement (as referred to in the Income Tax Act (Canada)) to be separately maintained and established by the Corporation (the “RCA”).  The supplementary undertaking will be paid from amounts in the RCA with any amount that cannot be paid from the RCA being paid by the Corporation.

2.9                           Continuing Provisions

Notwithstanding the termination of this Agreement under Article 2, the provisions of Section 2.6, Section 2.8 and Article 3 and all other provisions hereof which by their terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.

ARTICLE 3

NON-COMPETITION AND CONFIDENTIALITY

3.1                           Non-Competition

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and

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will develop and acquire wide experience and knowledge with respect to the businesses carried on by the Corporation and its affiliates and the manner in which such businesses are conducted.  It is the expressed intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Corporation and its affiliates and not in any manner detrimental to them.  The Executive therefore agrees that so long as he is employed by the Corporation pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Corporation or any of its affiliates.

3.2                           Confidentiality

The Executive further recognizes and understands that in the performance of his employment duties and responsibilities outlined in this Agreement, he will become knowledgeable, aware and possessed of Confidential Information concerning the business of the Corporation and its affiliates.  The Executive agrees that, except with the consent of the board of directors, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Corporation pursuant to this Agreement and for a period of 2 years thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of the Corporation and/or its affiliates other than by a breach of this Agreement by the Executive.

ARTICLE 4

GENERAL

4.1                           Notices

Any notice required or permitted to be given to a party hereunder shall be in writing and may be given by mailing the same, postage prepaid, or delivering the same, addressed to such party at the following address:

To the Corporation:

Enbridge Inc.
3000, 425 – 1st Street S.W.
Calgary, Alberta T2P 3L8

Attention:	President & Chief Executive Officer

To the Executive:

Mr. J. Richard Bird
283 Canterville Drive S.W.
Calgary, Alberta T2W 3X9

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Any notice aforesaid if delivered shall be deemed to have been delivered on the first business day following the date on which it was delivered or if mailed shall be deemed to have been received on the third day following the date on which it was mailed.  Any party may change its address for service from time to time by a notice given in accordance with the foregoing.

4.2                           Time

Time shall be of the essence of this Agreement.

4.3                           Legal Fees and Expenses

The Corporation shall pay all reasonable costs incurred by the Executive, as determined in the sole discretion of the President & Chief Executive Officer, in respect of legal, consulting and accounting expenses in connection with the negotiation, execution and interpretation of this Agreement.  The Corporation shall pay all costs, charges and expenses incurred in respect of legal, consulting and accounting expenses (including legal expenses on a solicitor and his or his own client basis) incurred by the Executive or his estate in taking any action or enforcing any right or benefit provided to the Executive by this Agreement; provided only that the Executive is substantially successful in any such action or in enforcing any such right or benefit, and providing further that payments pursuant to this Section 4.3 shall not exceed a maximum amount of $10,000.

4.4                           Integration

The provisions of this Agreement are in addition to and not in substitution for the other terms, conditions and provisions concerning the employment of the Executive by the Corporation and where there is any conflict between this Agreement and such other terms, conditions and provisions this Agreement shall govern.  This Agreement together with such other terms, conditions and provisions constitute the entire agreement between the parties hereto pertaining to the subject matter.  This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

4.5                           Waivers

No waiver by either party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon the party unless in writing and signed by such party.  Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

4.6                           Further Assurances

The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things

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as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

4.7                           Severability

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

4.8                           Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

IN WITNESS WHEREOF the Corporation has hereunto affixed its corporate seal attested to by its duly authorized officers in that behalf and the Executive has hereunto set his hand and seal as of the day and year first above written.

ENBRIDGE INC.

Per:
Patrick D. Daniel
Per:
SIGNED, SEALED AND	)
DELIVERED in the presence of:	)
)
)
WITNESS as to the signature of J.	)	J. Richard Bird
Richard Bird	)

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SCHEDULE A

Release

KNOW ALL MEN BY THESE PRESENTS that I, J. Richard Bird, of the City of Calgary, in the Province of Alberta, in consideration of the amounts provided in Sections 2.6 and 2.8 of the Executive Employment Agreement (the “Contract”) dated as of April 14, 2003 between me and Enbridge Inc. (the “Corporation”) and for other good and valuable consideration, inclusive of any statutory severance or benefits in accordance with the Employment Standards Code (Alberta), the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, its respective predecessors, successors and assigns, from all manner of actions, causes of action, claims or demands, past, present or future, which against the Corporation, their respective predecessors, successors and assigns, I ever had, now have, or can, shall or may hereafter have, by reason of or arising out of any cause, matter or thing whatsoever done or admitted to be done, occurring or existing up to and inclusive of the day of these presents and in particular, without in any way restricting the generality of the foregoing, in respect of all claims, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Corporation, its respective predecessors, successors and assigns, as an employee, officer or director, and the termination of my employment from the Corporation, on                                                  , 200•.

AND FOR THE SAID CONSIDERATION I,  J. Richard Bird, represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.

Notwithstanding anything contained herein, this Release shall not extend to or affect, or constitute a release of, my right to sue, claim against or recover from the Corporation and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Corporation in respect of:

(a)                                  any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Corporation provided in my favour in respect of my having acted at any time as a director, officer or both of the Corporation;

(b)                                 my entitlement to any insurance maintained for the benefit or protection of the directors and/or officers of the Corporation, including without limitation, directors’ and officers’ liability insurance; or

(c)                                  my entitlement to any amounts that may arise under the Sections and Articles of the Contract referred to in Section 2.9 of the Contract.

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EXECUTIVE EMPLOYMENT AGREEMENT

IT IS HEREBY AGREED that, except as provided herein, the terms of the Contract and of this Release will be kept confidential.  Subject to the following, no party hereto shall communicate any such terms to any third party under any circumstances whatsoever, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon.  In addition,  J. Richard Bird shall be permitted to disclose the terms of the Contract and this Release to his spouse, his tax and financial advisors, his legal advisors and to make any disclosures of the terms of this Contract and this Release as may be required to allow him to comply with any applicable provision of the law.  In such event,  J. Richard Bird shall require that his spouse, his tax and financial advisors and his legal advisors shall execute the undertaking provided as Schedule “C” hereof prior to the disclosure of the terms of this Contract and this Release and shall advise the Corporation of such disclosure and provide the Corporation with a copy of such undertaking.  In the event of any disclosure required by law, J. Richard Bird shall promptly advise the Corporation of the required disclosure.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Corporation.  I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel upon the meaning and the significance of the terms herein and the covenants mutually exchanged.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this                   day of                                         A.D. 200•.

Witness	J. Richard Bird

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EXECUTIVE EMPLOYMENT AGREEMENT

SCHEDULE B

Release

KNOW ALL MEN BY THESE PRESENTS that ENBRIDGE INC. (the “Corporation”), a corporation incorporated under the laws of the Province of Alberta, in consideration of the delivery by  J. Richard Bird (the “Executive”), of a Release dated the date hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for itself and its respective successors and assigns, hereby remises, releases and forever discharges the Executive, his executors and assigns from all manner of actions, causes of action, claims or demands, past, present or future, which against the Executive, his executors and assigns, the Corporation, its respective successors and assigns ever had, now have, or can, shall or may hereafter have, by reason of or arising out of any cause, matter or thing whatsoever done or admitted to be done, occurring or existing up to and inclusive of the day of these presents and in particular, without in any way restricting the generality of the foregoing, in respect of all claims, past, present or future, directly or indirectly related to or arising out of or in connection with the Corporation’s relationship with the Executive, as an employee, director or officer of the Corporation.

AND FOR THE SAID CONSIDERATION the Corporation represents and warrants that it has not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which it releases by this Release, or with respect to which it agrees not to make any claim or take any proceeding herein.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

IT IS HEREBY AGREED that, except as provided for in Schedule “A” hereof, the terms of the Executive Employment Agreement dated as of April 14, 2003 between the Corporation and the Executive and of this Release will be kept confidential.  No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon.

IN WITNESS WHEREOF, the Corporation has duly executed and delivered this Release this                  day of                                                        A.D. 200•.

ENBRIDGE INC.

Per:

Per:

ENBRIDGE INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SCHEDULE C

Undertaking

I,                            , of                        , in the City of                    , in the Province of

[name]                  [address]

being the                                                                                                                                                                                        ,

[describe relationship to J. Richard Bird, e.g. spouse, tax, financial or legal advisor]

for good and valuable consideration, the receipt of which I acknowledge, agree to keep strictly confidential the terms and conditions of the Executive Employment Agreement dated as of April 14, 2003 made between Enbridge Inc. and J. Richard Bird, and any Release thereof, all as may be disclosed to me by J. Richard Bird.

I further acknowledge that I will make no use whatsoever of the information comprising the terms and conditions of the Executive Employment Agreement, except as may be required for the purposes of my providing advice and direction to J. Richard Bird in my aforesaid capacity.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this                    day of                                                                      A.D. 200•.

Witness